Exhibit 10.17

SEPARATION AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS (“Agreement”) is entered into by and between Scott Matthew Allard (“Allard”) whose address is ________________________________ and Allegiant Travel Company, a Nevada corporation (the “Company”) located at 1201 N. Town Center Drive, Las Vegas, Nevada 89144. Whenever used herein, the term “Company” shall include Allegiant Travel Company and any of its prior, present or future affiliated entities.

WHEREAS, Allard currently serves as the Executive Vice President and Chief Information Officer of Allegiant Travel Company and in various officer, Director or manager positions with the subsidiaries of Allegiant Travel Company;

WHEREAS, Allard has resigned from his employment with the Company effective as of December 31, 2017 (the “Severance Date”); and

NOW, THEREFORE, for and in consideration of the payments to Allard described herein and other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged by the parties, and in further consideration of the mutual promises and benefits flowing between the parties hereto, the parties hereby agree as follows:

1.    Employment Separation. The parties acknowledge that Allard’s employment relationship with the Company shall be deemed to have been severed as of the Severance Date. Effective immediately, Allard hereby resigns any position he may hold: (i) as an officer or director of Allegiant Travel Company; (ii) as an officer, director or manager of any direct or indirect subsidiary of Allegiant Travel Company; and (iii) as a member of any committee on which he serves for the Company.

2.    Compensation and Benefits.

(a)    The Company hereby agrees to pay Allard the cash sum of $250,000 within thirty (30) days after the Severance Date. Such payment shall be subject to all required withholdings and authorized payroll deductions. Allard shall not be entitled to any additional amounts for bonus, paid time off or otherwise, except as specifically provided for in this Agreement. Allard agrees to be solely responsible for any tax found to be owing on said payments, and agrees to defend and indemnify the Company from any claim made by any taxing authority on said amounts.

(b)    Allard shall be entitled to elect COBRA continuing health coverage after the Severance Date on the same terms as available to any other terminated employees

(c)    Allard hereby acknowledges that except as expressly set out in this Agreement, he has heretofore received all compensation to which he was entitled pursuant to his employment with the Company for all periods through and including the Severance Date and that no additional compensation or benefits are due with respect to Allard’s employment or with respect to the termination of his employment.

3.    Unemployment Compensation Claim. The Company agrees that it will not contest any claim for unemployment compensation filed by Allard.

4.    Outstanding Equity Grants.

(a)
The parties acknowledge that Allard currently holds certain vested stock options and stock appreciation rights. Allard shall have the right to exercise such vested stock options or stock appreciation rights after the Severance Date only to the extent provided in the grant of such stock options and stock appreciation rights. All unvested stock appreciation rights have been forfeited as of the Severance Date. With respect to stock appreciation rights with respect to 2,030 shares which would have vested on February 25, 2018 (at a strike price of $181.47 per share), the Company shall pay to Allard as additional compensation (subject to applicable withholding taxes) on before April 15, 2018, an amount equal to (i) 2,030 multiplied by (ii) the difference between the highest closing price for the Company’s stock between the date hereof and March 31, 2018 minus $181.47. If the Company’s stock does not close above $181.47 per share on or before March 31, 2018, then nothing shall be payable under this paragraph (a).

(b)
Allard currently holds 14,218 shares of unvested restricted stock which would have vested between February 17, 2018 and May 7, 2020. Of these shares, 5,464 shares would have vested on or before May 7, 2018 (the

“2018 RS Vesting Shares”). The Company shall pay to Allard with respect to and in consideration for all of the 2018 RS Vesting Shares an amount equal to the number of such share (5,464 shares) multiplied by the average closing price for a share of the Company’s common stock over the last three (3) trading days before the date of this Agreement. Such amount, less required withholding taxes (if any) shall be paid to Allard within ten (10) days after the Severance Date. Simultaneously with the payment of such amount, Allard shall execute and deliver to the Company such instrument as may be reasonably requested to confirm the cancellation of all of the 2018 RS Vesting Shares. The parties agree that Allard’s remaining shares of unvested restricted stock have been forfeited as of the Severance Date.

(c)	The parties acknowledge that the above represents all of the outstanding equity grants in the Company held by Allard.

5.         Restrictive Agreements.
A.    For purposes of this Item, the following terms and provisions shall have the following meanings:
(i)    “Prohibited Time Period” shall mean the period beginning on the date of execution hereof and end eighteen (18) months after the execution.
(ii)    “Prohibited Business” shall mean the business of providing scheduled airline service as an ultra low cost carrier (ULCC), specifically including but not limited to Spirit Airlines and Frontier Airlines. The Prohibited Business shall include, but is not limited to, employment with an existing airline conducting ULCC operations or with a group which within eighteen (18) months prior to the Severance Date or after the Severance Date, begins to take steps to form a start-up airline.
(iii)    “Prohibited Geographic Area” shall mean the conduct of the Prohibited Business within the United States or to the United States from Mexico, whether he is physically located in the Prohibited Geographic Area or whether he is in contact with others located in the Prohibited Geographic Area. Allard acknowledges that his services have benefited the Company throughout the Prohibited Geographic Area.
(iv)    “Prohibited Capacity” shall mean service in the capacity of an employee, consultant, executive or board member or in such other management position or as a significant equity owner.
(v)    “Prohibited Party” shall mean all travel partners of the Company who (a) have contracted for regular chartered air service with the Company during the one (1) year period prior to the Severance Date, or (b) have been solicited as potential travel partners of the Company at a meeting held at any time during the one (1) year period prior to the Severance Date.
(vi)    “Prohibited Employee” means any employee, consultant or independent contractor of the Company who regularly worked for the Company at any time within six (6) months prior to Severance Date; provided, however, that the term “Prohibited Employee” shall not include any employee, consultant or independent contractor who had not been employed or engaged by the Company within the six (6) month period immediately preceding the date contacted by Allard for subsequent employment.
B.    Allard agrees that during the six (6) month period after the Severance Date, he shall not, for any reason, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others, serve in a Prohibited Capacity in the Prohibited Business in the Prohibited Geographic Area.
C.    Allard covenants and agrees that during the six (6) month period after the Severance Date, he shall not, for any reason, directly or indirectly (whether as officer, director, consultant, employee, representative, agent, partner, owner, stockholder or otherwise), (i) solicit charter air services from, or market charter air services to, any Prohibited Party, or (ii) enter into a transaction with such Prohibited Party as a result of which the Prohibited Party does, or is likely to, reduce the amount of business between the Prohibited Party and the Company.
D.    Allard agrees that during the Prohibited Time Period, he shall not, for any reason, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others, hire any Prohibited Employee or request or induce any Prohibited Employee to terminate that person’s employment or relationship with the Company or to accept employment with any other person which could reasonably be expected to interfere with such person’s continuing work with the Company.
E    The parties agree that: (i) the covenants and agreements of Allard contained in this Item are reasonably necessary to protect the interests of the Company in whose favor said covenants and agreements are imposed in light of the nature of the Company’s business and the professional involvement of Allard in such business; (ii) the restrictions imposed by this Item are not greater than are necessary for the protection of the Company in light of the substantial harm that the Company will suffer should Allard breach any of the provisions of said covenants or agreements; (iii) the covenants and agreements of Allard contained in this Item have been independently negotiated between the parties and served as a material inducement for the Company to enter into this Agreement; (iv) the period and geographical area of restriction referred to in this Item are fair and reasonably required for the protection of the Company; and (v) the nature, kind and character of the activities Allard is prohibited to engage in are reasonable and necessary to protect the Company.
F.    Allard acknowledges that a material breach by Allard of any part of this Item will result in irreparable and continuing damage to the Company and any material breach or threatened breach of the covenants provided in this Item shall be subject to specific performance by temporary as well as permanent injunction or any other equitable remedies of any court of competent jurisdiction without any requirement of the Company to post bond or prove actual economic damage.
G.    The covenants and agreements on the part of Allard contained in this Item shall be construed as agreements independent of any other agreement between Allard and the Company. The existence of any claim or cause of action of Allard against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each of such covenants and agreements or otherwise affect the remedies to which the Company is entitled hereunder.
H.    If the provisions of this Item should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitation permitted by applicable law.
I.    Nothing contained in this Item shall restrict Allard from being a not more than 1% stockholder (but not an officer, director, employee, consultant or advisor) of any corporation that directly or indirectly competes with the Company provided the stock of such competing corporation is publicly held and listed on a national stock exchange.
6.    Indemnification.

(a)    The Company agrees to indemnify and hold harmless Allard and his legal representatives, heirs, successors and assigns (the “Allard Indemnitees”) from and against any and all actions, suits, judgments, liens, losses, costs, expenses, claims, demands, and liabilities of any type or description (including reasonable attorneys’ fees) which the Allard Indemnitees may incur or suffer as a result of or in any way attributable to actions taken by Allard within the scope of his employment as an officer, employee, or agent of the Company except that this indemnification shall not apply to any matter covered by paragraph (b) below.
(b)    Allard agrees to indemnify and hold harmless the Company and its agents, officers, directors, managers, shareholders, employees, legal representatives, successors and assigns (the “Company Indemnitees”) from and against any and all actions, suits, judgments, liens, losses, costs, expenses, claims, demands, and liabilities of any type or description (including reasonable attorneys fees) which the Company Indemnitees may incur or suffer as a result of Allard’s fraud, actions taken by him to the extent not authorized by the Company, illegal acts or sexual or other statutorily-prohibited harassment (referred to as “Improper Acts”).
7.    Mutual Release.

(a)Except as provided for in Section 6, in return for the payments made and benefits to be extended to Allard pursuant to this Agreement and other good and valuable consideration, which Allard expressly acknowledges that he would not otherwise be entitled to receive, Allard does hereby unconditionally release the Company from any and all actions, claims, suits, rights, liabilities, or demands of any kind or nature (each such action, claim, suit, right, liability or demand being hereinafter individually referred to as a “Claim” and collectively referred to as “Claims”) that Allard has ever had or might hereafter claim to have against the Company, including, but not limited to: (i) any and all claims in connection with (A) Allard’s employment relationship with the Company, (B) the terms and conditions of such employment relationship (including compensation and benefits), or (C) the ending of such employment relationship and the surrounding circumstances thereof, and (ii) any and all claims arising pursuant to any law, constitution, regulation, or any statute or common law theory, whether in tort, contract, equity, or otherwise. Without limiting the generality of the foregoing, Allard specifically releases, acquits, discharges, and agrees to hold the Company harmless from and against any and all Claims (i) arising under the Fair Labor Standards Act; the Civil Rights Acts of 1866, 1964, and 1991; the Age Discrimination in Employment Act; the Older Worker Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the fair employment practice laws of any state (which acts and laws prohibit discrimination based upon race, religion, sex, national origin, color, age, handicap, and disability); the Employee Retirement Income

Security Act of 1974, as amended: the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; and any state or local minimum wage or equal pay law, regulation or ordinance; or (ii) arising under federal, state, or local laws or regulations, or any common law theories of recovery. This Agreement shall not apply to rights or claims that may arise after the effective date of this Agreement, nor shall any provision of this Agreement be interpreted to waive, release, or extinguish any rights that by express and unequivocal terms of law may not under any circumstances be waived, released, or extinguished. Allard further agrees not to sue or to authorize anyone else to file a lawsuit on his behalf against the Company for any reason, and not to become a member of any class suing the Company. If Allard files any action, suit, or proceeding with respect to any Claim released by him herein (or if a Claim so released is filed on Allard's behalf by another person), Allard agrees to indemnify the Company against any damages or judgments arising therefrom, including, but not limited to, expenses of litigation and attorneys’ fees incurred by the Company with respect to any such action, suit, or proceeding.  Further, Allard agrees that a mandatory prerequisite to asserting any claim settled or released under this Agreement is the return of all payments made pursuant to this Agreement and all other consideration received by him in connection herewith.

(b)        Allegiant Travel Company (on behalf of itself and its subsidiaries) hereby unconditionally releases, acquits, discharges, and agrees to hold Allard harmless from and against any and all Claims that it has ever had or might hereafter claim to have had against Allard as of the date of this Agreement except for any claims resulting from Allard’s Improper Acts, except for the restrictive covenants and confidential information restrictions incorporated into this Agreement and except for other obligations under this Agreement.  If the Company files any action, suit, or proceeding with respect to any Claim released by it herein (or if a Claim so released is filed on its behalf by another person), the Company agrees to indemnify Allard against any damages or judgments arising therefrom, including, but not limited to, expenses of litigation and attorneys’ fees incurred by Allard with respect to any such action, suit, or proceeding.

8.    Nondisclosure of Confidential Information. Allard covenants and agrees that for a five (5) year period following the Severance Date, he shall not directly or indirectly use, publish, disseminate, divulge or otherwise disclose to any person or entity any of the Company’s Confidential Information.  For purposes of this Agreement, “Confidential Information” as used herein, shall include: (i) all relevant information concerning the Company and its services, plans, business practices, financial information, data, names or lists of names of employees, contractors, suppliers and customers, employee compensation and benefits, other personal employee information, interpretations, analyses, surveys, ideas, strategies, forecasts, discoveries, marketing plans, development plans, notes, reports, market analyses, techniques, processes, specialized software and databases, know-how and trade secrets; (ii) any portion of any analyses, compilations, studies or other documents prepared by Allard; and (iii) any other information identified as “Confidential” by the Company at the time of disclosure. The term “Confidential Information” does not include information which becomes generally available to the public other than as a result of a disclosure by Allard in breach of this Agreement. In the event of a breach or threatened breach by Allard of the provisions of this paragraph, the Company shall be entitled to an injunction restraining Allard from disclosing, in whole or in part, any of the Confidential Information, or from rendering any services to any person, firm, company, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed.

9. Nondisparagement/Noninterference. Allard hereby covenants and agrees at all times hereafter not to make or cause to be made any statements that disparage, are inimical to or damage the business reputation of the Company or any of the officers, directors or employees of the Company.  Allard further agrees not to at any time hereafter access the computer systems or websites of the Company and not to take any action likely to interfere with the operation of the Company’s business. Allegiant Travel Company, on behalf of itself and its subsidiaries, hereby covenants and agrees at all times hereafter not to make or cause to be made any statements that disparage, are inimical to or damage the business reputation of Allard.  In the event that any such communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement.

                        10.    Release of Attorney’s Fees.  Specifically included in this release by Allard of the Company is any claim for attorney’s fees or costs.  If any attorney’s fees or costs are owed to any attorney or law firm in connection with the matters encompassed within this Agreement, Allard acknowledges that he is solely liable for such fees and costs, and he unconditionally releases and discharges the Company from any claim for attorney’s fees and costs.

                        11.       Waiver of Claims for Future Consequences of Prior Events.  Allard understands and acknowledges that this Agreement does not waive any rights or Claims arising from events occurring after the signing of this Agreement, but that the waiver included in this Agreement does include Claims arising from future consequences of events which occurred before the signing of this Agreement.

12.    Review Period. Allard acknowledges that, at the time he was given this Agreement, he was advised that he could review and consider it for up to twenty-one (21) days before signing it and that he should consult with an attorney before signing it. By signing this Agreement, Allard acknowledges that he has used as much of this twenty-one (21) day consideration period as he wishes and that he waives any time remaining. Allard understands that he may revoke this Agreement within seven days of the date of his signing, as indicated below, by delivering a written notice of revocation to Scott Sheldon, 1201 N. Town Center Drive, Las Vegas, Nevada 89144. For a revocation of this Agreement to be effective, it must be received by the Company no later than the close of business on the seventh day after Allard signs this Agreement. Allard further understands that if he revokes this Agreement, it will not be effective, and he will not receive any of the benefits described in this Agreement or other benefits promised to him in connection with this Agreement. To the extent Allard receives any such benefit prior to revoking this Agreement, he shall return such benefit to the Company within one business day of said revocation without offset of any kind.
13.    Compromise Agreement. Allard acknowledges that the Company specifically denies that it has violated any statute, regulation, contract, or other legal duty governing its relationship with Allard.  The parties acknowledge that this Agreement is for the compromise of potential and disputed claims and that the consideration provided in support of this Agreement are not and shall not be construed as an admission of liability by any party to any other party.

                           14.       No Incitement of Actions.  Allard and the Company represent, warrant, and agree that they will not induce or incite actions, suits, claims, or proceedings claiming discrimination, wrongful discharge, or any other actions, suits, claims, or proceedings against each other by any other person or employee.

15.    Availability. Allard promises to make himself reasonably available to assist the Company regarding any current or future litigation or regulatory proceedings related to matters or claims of which he may have factual knowledge and as to which the Company has agreed to indemnify him pursuant to Section 6(a) of this Agreement. In this regard, Allard agrees for no additional compensation to provide information to the Company, assist in and provide information for responses to pleadings and discovery, and assist in, prepare for, and provide testimony at depositions, trial, or at any other proceeding. Allard further agrees that he will neither volunteer his testimony nor provide any other voluntary assistance to any party adverse to the Company, regardless of whether the claim asserted by such adverse party is one as to which the Company has indemnified Allard in Section 6(a) of this Agreement.

                        16.       Waiver of Reinstatement.  As additional consideration for the payments to be made to and on behalf of Allard as recited herein (and in particular, the consideration set forth in Sections 2 and 4 above) and other consideration received by Allard, Allard agrees that he waives all claims for reinstatement and, further agrees that he will not knowingly seek employment in the future with any of the corporations or companies comprising the Company.

                            17.       Return of Property.  Allard agrees to return all Company property in his possession no later than the Severance Date.  Such property includes any company-issued keys, badges, all business documents, printouts, photographs, and any other record or document relating to the Company and its business and including Company email. Further, Allard agrees not to take, procure, photocopy, or copy any property of the Company unless specifically approved by the Chief Financial Officer of the Company.  From and after the date hereof, Allard agrees he will not seek to access the Company’s computer system or password protected information therein.  Allard hereby assigns to the Company any intellectual property rights to property that may have been developed as part of his employment with the Company.

18.    Social Media and Professional Networking Website Updates. Within ten (10) days following the Severance Date, Allard agrees to update any and all of his social media websites or webpages (e.g., including Facebook, etc.) and/or professional networking websites or webpages (e.g., LinkedIn, etc.) to reflect he is no longer employed by the Company.

19.     Further Assurances. At any time and from time to time after the date of this Agreement, upon request of any party hereto and without the payment of any further consideration, another party hereto shall duly execute, acknowledge and deliver all such further assignments, conveyances and other instruments of transfer and other documents, and will take such other action, consistent with the terms of this Agreement, as reasonably may be requested for the purposes of effecting the transactions contemplated hereby.

20.    Right to Have Legal Counsel. By executing this Agreement, Allard acknowledges and agrees that he has had the opportunity to be represented by counsel in this matter, that he has read this Agreement, that he has discussed fully with counsel the terms and the legal significance of this Agreement to the extent he desired to do so, and that he freely entered into this Agreement. Release of the Company is made without reliance upon any statement or representation of the Company except those contained in this Agreement.

21.    Entire Agreement. This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, and there are no written or oral terms or representations made by any party other than those made herein. No amendment or modification of this Agreement shall be valid or binding unless made in writing and duly executed by each of the parties hereto. Allard acknowledges that he has read and understood this Agreement and that he has been given a copy hereof for his personal use and records.

22.    Notices. All notices which may or are required to be given pursuant to this Agreement shall be (i) either delivered in person or sent via certified mail, return receipt requested, and (ii) addressed to the party to whom sent or given at the address set forth on the first page hereof or to such other address as any party hereto may have given to the other party hereto in such manner.  No notice sent to the Company will be deemed duly and validly given unless sent to the attention of Scott Sheldon, Chief Financial and Operating Officer.  If delivered, such notice shall be deemed given when received; if mailed, such notice shall be deemed made or given five days after such notice has been mailed as provided above.

23.    Governing Law; Jurisdiction.     This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Nevada. The parties hereby waive any plea or defense of venue or jurisdiction as not being a resident of the State of Nevada, and hereby specifically agree that any action brought by either party to this Agreement must be instituted and prosecuted only in the state courts located in Clark County, Nevada, or in the United States District Court for the District of Nevada.

24.    Waiver. No delay or failure by any party in exercising any of its rights, remedies, powers, or privileges hereunder, at law or in equity, and no course of dealing between the Company and Allard or any other person shall be deemed to be a waiver by any party of any such rights, remedies, powers, or privileges, even if such delay or failure is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise thereof by any party or the exercise of any other right, remedy, power, or privilege by such party.

                        25.       Severability of Provisions.  Every portion of this Agreement is intended to be severable.  Whenever possible, each such provision shall be interpreted in such manner as to be valid and enforceable under applicable law.  In the event any of the provisions of this Agreement should ever be deemed to exceed the time, scope, or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, scope, and geographic limitations permitted by such law so as to be enforceable.  Further, if any provision of this Agreement shall be prohibited by or invalid under applicable law and not subject to such reformation, such provision shall be deemed severed herefrom and shall be unenforceable to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

26.    Interpretation. The item headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

27.    Counterparts; Delivery of Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument. Signature pages to this Agreement may be delivered by fax or in pdf format, which shall evidence such party’s acceptance of the terms of this Agreement. Any party which delivers a signature page by facsimile or in pdf format shall promptly thereafter deliver an originally executed signature to the other party; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile or pdf.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date last indicated below.

/s/ Scott Allard                            January 12, 2018
Scott Allard                                Date

Allegiant Travel Company                    January 12, 2018
Date
By: /s/ John Redmond

Title: President